SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2014

AXIM BIOTECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 E 50th St 5th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 751-0001
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

    On December 11, 2014, the Board appointed Dr. Arno Hazekamp, Ph.D.,  Mr. Warren C. Hutchins and Dr. Murad A. Sunalp to the Company’s Advisory Board.

    Dr. Arno Hazekamp studied at Leiden University, the Netherlands, where he obtained his Bachelor’s degree in the field of Molecular Biology, followed by an MSc in Biopharmaceutical Sciences. After finishing his research on Thai traditional medicine, he graduated with honours in 2000.  Subsequently, Dr. Hazekamp started his PhD, focused on the medicinal properties of the cannabis plant, and on the practical obstacles that stand between this plant and its development into a modern medicine. Dr. Hazekamp was able to work closely with the official grower of medicinal cannabis in the Netherlands, Bedrocan BV, and was involved in numerous projects regarding the chemical analysis, quality control, and product development regarding medicinal cannabis. He was actively involved in setting up the medicinal cannabis program of the Dutch Health Ministry, and became a strong advocate of a more science-based approach on the medicinal use of cannabis in the Netherlands and abroad.  After finishing his PhD, Dr. Hazekamp continued to set up his own consultancy lab for analysis of medicinal plants, while keeping a special interest in cannabis. As an independent researcher, Dr. Hazekamp worked closely with government agencies, universities and pharmaceutical companies. Some relevant experiences during this period (2005-2011) include his involvement in the early phase of Echo Pharmaceuticals (a Dutch pharmaceutical company developing a sublingual administration form of THC and other cannabinoids) and validation studies for the German company Storz&Bickel (basis for the successful development of the Volcano Medic, a vaporizer device specifically designed for inhalation of medicinal cannabis). Dr. Hazekamp is considered an expert on standardized growing, quality control, and product development. He is an active traveler and medicinal cannabis advocate. In 2011, Dr. Hazekamp became the head of Research and Development (R&D) of Bedrocan BV, where he currently works on the preparation of clinical trials with medicinal cannabis.

    Warren Hutchins is an energetic leader with a career that has spanned the globe. He is a skilled financial dealmaker with ability to build successful teams and work in multi-cultural environments. Creating global strategic alliances.  Throughout his business life, Mr. Hutchins has excelled at identifying key relationships and channels leading to profitable agreements with significant financial partners in Asia Pacific, Europe, the Middle East, South America and North America. His business experience encompasses extensive involvement in commercial, investment and private banking and bank management.  Mr. Hutchins’s success across the continents is not limited to the financial sector. He has demonstrated a consistent dedication an d commitment to not-for-profit organizations, lending his intellectual capital and keen leadership skills to develop long-term strategic plans and increase awareness. Hutchins has served on a variety of charitable, cultural/musical and educational boards as both director and president. From the University of the Andes foundation to a U .S. affiliate of the Royal College of Music in London to the Russian Nobility Association in America. His civic leadership also displays a breadth of experience with diverse international cultures. He has been recognized by both Russian Nobility and British Royalty for his exhaustive efforts on each entities behalf including his appointment as Honorary Member of The Royal College of Music by the late Queen Mother. A natural linguist, he welcomes business and philanthropic challenges in all corners of the world.

    Dr. Murad A. Sunalp is a graduate of Oxford University, Stanford University, University of Southern California, The University of California, Los Angeles, and The University of Tennessee.  He is an internationally and nationally recognized ophthalmologist and entrepreneur with numerous proprietary intellectual properties and a wealth of clinical and academic knowledge to add to the AXIM pipeline of ophthalmological preparations.  Dr. Sunalp served four years of postdoctoral work at the Estelle Doheny Eye Institute, and has thirty years experience in private practice surgical ophthalmology.  He offers expertise on diseases of the eye and has performed more than 20,000 cataract surgeries and over 5,000 LASIK procedures in his more than three decades of practice.  Throughout his thirty-seven-year career, Dr. Sunalp has been involved in more than sixty-five ophthalmologic publications and studies along with numerous charitable surgeries abroad.  His specialties include anterior segment, intraocular lens and phacoemulsification cataract surgery, LASIK and excimer refractive surgery; VISX CustomVue individualized laser vision correction, as well as glaucoma, PRK, and CK procedures. Dr. Sunalp is fluent in Turkish, English, and German.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.

Dated: January 27, 2015	By:	/s/ Dr. George E. Anastassov
Name: Dr. George E. Anastassov
Chief Executive Officer